UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 21, 2017

Monaker Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
000-52669	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Property Purchases Agreement

On November 21, 2017, Monaker Group, Inc. (the “Company”, “we” and “us”) entered into a Purchase Agreement (the “Property Purchase Agreement”) with A-Tech LLC on behalf of its wholly-owned subsidiary Parula Village Ltd. (“A-Tech”). Pursuant to the Property Purchase Agreement, on November 21, 2017, we purchased from A-Tech ownership of 12 parcels of land on Long Caye, Lighthouse Reef, Belize (the “Property”). Additionally, pursuant to the Property Purchase Agreement and an addendum thereto (the “Purchase Addendum”), A-Tech agreed to construct 12 vacation rental residences on the Property within 270 days of closing of the transaction (the “Construction”).

In consideration for the acquisition of the Property and the Construction obligation, we issued A-Tech 600,000 shares of restricted common stock valued at $1.5 million or $2.50 per share (the “Property Shares”). In the event the average closing price of the Company’s common stock for the 10 trading days prior to the 90th day after the closing of the transaction is less than $2.50 per share, we have the option to issue up to an additional 100,000 shares of our restricted common stock such that the value of the shares issued to A-Tech totals $1.5 million (subject to the 100,000 share maximum). In the event any encumbrances, taxes, levies, claims or liens of any kind are brought against the Property within 24 months of the closing, we have the right at our sole discretion to either unwind the transaction and cancel all the shares issued to A-Tech or have A-Tech take actions to settle such claims. A-Tech also agreed to a leak out provision which prohibits it from selling shares of common stock exceeding 30% of the weekly volume of the our common stock, up to a maximum of 240,000 shares each quarter, starting 180 days from the closing (provided that A-Tech is prohibited from selling any shares prior to the 180th day following the closing). Additionally, A-Tech granted us (or our assigns) a 48 hour first right of refusal to purchase any shares of common stock proposed to be sold by A-Tech at $2.50 per share, prior to A-Tech selling any such shares in the open market.

A-Tech agreed to warrant the Construction for one year after occupancy and in the event there are any repairs required in connection with such Construction, A-Tech agreed that if it did not pay such repairs we could cancel up to 200,000 of the shares issued to A-Tech based on a valuation for cancellation purposes of $1 per share.

The Purchase Addendum requires that A-Tech provide architectural plans for the Construction within 90 days of the closing of the acquisition and complete the Construction within 270 days from the closing.

The description of the Property Purchase Agreement and Purchase Addendum above is not complete and is qualified in its entirety by the full text of the Property Purchase Agreement and Purchase Addendum, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and which are incorporated by reference in this Item 1.01 in their entirety.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As described above in Item 1.01, which information is incorporated in this Item 2.01 by reference, on November 21, 2017, we entered into the Property Purchase Agreement and acquired rights to the Property.

Item 3.02	Unregistered Sales of Equity Securities.

As described above in Item 1.01, in connection with the Property Purchase Agreement and Purchase Addendum, we issued 600,000 shares of restricted common stock to A-Tech. We claim an exemption from registration for the issuance and sale described above pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuances did not involve a public offering, the recipient was (a) an “accredited investor”; and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, the recipient acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 21, 2017
10.2*	Addendum to Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 21, 2017

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: November 27, 2017	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 22, 2017
10.2*	Addendum to Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 22, 2017

* Filed herewith.